EXHIBIT 99.1

Horizon Space Acquisition II Corp. Announces the Separate Trading of its Ordinary Shares

and Rights, Commencing on February 5, 2025

NEW YORK, NY / ACCESSWIRE / February 4, 2025 – Horizon Space Acquisition II Corp. (the “Company”) (Nasdaq: HSPT), a blank check company, today announced that, commencing on February 5, 2025, holders of the 5,750,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”) including Units sold upon a full exercise of the underwriters’ over-allotment option, may elect to separately trade the ordinary shares and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “HSPTU.” Any underlying ordinary shares and rights that are separated will trade on the NASDAQ under the symbols “HSPT” and “HSPTR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, VStock Transfer, LLC, in order to separate the holders’ Units into ordinary shares and rights.

The Units were initially offered by the Company in an underwritten offering. Maxim Group LLC acted as the representative of the underwriters for the Offering. A registration statement on Form S-1 (File No. 333-282758) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 12, 2024. The Offering was made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Horizon Space Acquisition II Corp.

Horizon Space Acquisition II Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Horizon Space Acquisition II Corp. intends to focus on prospective target business that is not limited to a particular industry or geographic region. Because of the Company's significant ties to China, it may pursue opportunities in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the expected closing of the Company's initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

Mingyu (Michael) Li

Chief Executive Officer

Tel: (646) 257-5537

Email: mlee@horizonspace.cc

SOURCE: Horizon Space Acquisition II Corp.